Certified Resolutions

I, Edward L. Jaroski, do hereby certify that the following resolutions were adopted by the Board of Trustees on behalf of the Church Capital Fund and I hereby further certify that the resolution set forth below was duly adopted by the Board of Trustees who are not “interested persons” as defined in The Investment Company Act of 1940, as Amended (“1940 Act”), at a meeting of the Board of Trustees held on November 30, 2018, and that said resolution has not been revoked or amended and is now in full force and effect.
RESOLVED, that upon due consideration of all relevant factors, including the value of the assets of Church Capital Fund to which any Covered Person (which for the purpose of these resolutions shall mean the individuals  specifically covered under the bond referred to below and which includes each officer and employee of the Church Bond Fund who may singly, or jointly with others, have access to securities of funds of the Church Capital Fund , either directly or with authority to draw upon such funds or to direct generally the disposition  of such securities) may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Church Capital Funds’ portfolio, the form of Financial Institution  Bond issued by Hartford Fire Insurance Company (“Bond”), including riders, schedules and attachments thereto, which shall be incorporated by reference as part of the minutes of this meeting, and the amount thereof, namely $1,000,000, are hereby determined to be reasonable; and it is
FURTHER RESOLVED, that, Edward L. Jaroski, be, and hereby is, designated the reporting officer in connection with Rule 17g-a(h) under the Act to report the foregoing resolutions to the Securities and Exchange Commission.
IN WITNESS HEREOF I have duly set my hand this 30th day of November 2018.

/s/ Edward L. Jaroski
Edward L. Jaroski
President